Exhibit 99.1

FOR IMMEDIATE RELEASE:

January 22, 2007

HEADWATERS INCORPORATED COMPLETES SALE OF CONVERTIBLE SENIOR SUBORDINATED

SOUTH JORDAN, UTAH – Headwaters Incorporated (NYSE: HW) today announced it has completed the previously announced sale of its 2.50% Convertible Senior Subordinated Notes due 2014 (the “Notes”) in a private offering to qualified institutional buyers (the “Initial Purchasers”) under Rule 144A under the Securities Act of 1933.  Headwaters sold $160 million in aggregate principal amount of Notes, which includes the full exercise of the over-allotment option.

The Notes will be convertible under certain circumstances into a combination of cash and shares of Headwaters common stock at an initial conversion rate of 33.9236 shares per $1,000 principal amount of Notes.  This represents a conversion price of approximately $29.48 per share, reflecting a premium of 27.50% to the closing price of $23.12 per share of Headwaters common stock on January 16, 2007.  The Notes bear interest at an annual rate of 2.50%, payable semi-annually, plus certain additional interest under certain circumstances.  The Notes may be repurchased, at the option of the holder, prior to maturity upon the occurrence of certain fundamental changes involving Headwaters’ common stock. Upon conversion, Headwaters will pay cash up to the principal amount of the Notes converted and shares of common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading day observation period.

 Headwaters will use the net proceeds from the issuance of the Notes to repay a portion of its indebtedness under its senior secured credit facility and other indebtedness.  In addition, Headwaters paid the approximately $11.8 million net cost of the previously announced convertible note hedge and warrant transactions. These transactions are intended to reduce the dilution to Headwaters’ common stock from potential future conversion of the Notes.  These transactions will have the effect of increasing the effective conversion price of the Notes to $35.00 per share, reflecting a premium of approximately 51.4% to the closing price of $23.12 per share on January 16, 2007.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.